Exhibit 99.1

C&D Technologies Reports Fiscal 2012 Second Quarter Results

•	13% year-over-year revenue growth

•	Net loss significantly reduced from prior year

•	$4.1 million of Adjusted EBITDA generated

BLUE BELL, PA., September 7, 2011 /PRNewswire-FirstCall/ — C&D Technologies, Inc. (OTC: CHHP), a leading North American producer and marketer of electrical power storage and conversion systems used in telecommunications, uninterrupted power supply (or “UPS”) systems, utility and other high reliability applications, today announced financial results for the second quarter of fiscal 2012, ended July 31, 2011.

Fiscal 2012 second quarter revenues were $94.6 million up 13 percent compared to $83.8 million in the second quarter of fiscal 2011. Revenues in the quarter reflected strong growth in Asia and Europe, as well as higher average selling prices resulting from an increase in the average quarterly cost of lead compared to the average cost of lead in the year ago quarter. These increases were partially offset by continued pressures on volumes as a result of the general economic environment, principally in our Americas UPS Flooded markets. Revenues in the second quarter were up from $88.3 million in the first quarter of fiscal 2012 as a result of strong growth in Europe and Asia and improved performance of the Telecom sector in the Americas compared to the first quarter.

Gross profit in the second quarter of fiscal 2012 was up five percent from the comparable quarter a year ago to $11.6 million. Gross margins in the second quarter of fiscal 2012 were 12.2%, down from 13.2% in the comparable year ago quarter and down from 14.5% in the first quarter of fiscal 2012. Gross margins contracted versus the comparable year ago quarter primarily due to increased lead prices during the period which were only partially recovered through increased pricing as well as unfavorable product mix shifts and negative absorption as inventory levels were significantly reduced. During the second quarter inventory levels were reduced by approximately $8 million. Margins were down on a sequential basis as a result of unfavorable product mix shifts and negative absorption as inventory levels were significantly reduced.

Selling, general and administrative expenses of $8.8 million in the second quarter of fiscal 2012 were $0.4 million lower than the comparable year ago quarter as a result of lower warranty costs offset by approximately $0.2 million in severance expenses associated with headcount reductions. On a sequential basis, selling, general and administrative costs were down $1.6 million driven by lower warranty and severance costs and benefits from ongoing cost reduction actions.

For the second quarter of fiscal 2012, the Company reported income from operations of $1.2 million, an improvement compared to operating losses of ($59.7) million (operating income of $0.2 million excluding the goodwill impairment charge) in the second quarter of fiscal 2011 and an increase from $0.8 million in the first quarter of fiscal 2012. For the quarter, the Company reported a net loss of ($1.1) million or ($0.07) per diluted share, compared to a net loss of ($50.7) million, or ($48.91) per diluted share in the second quarter of fiscal 2011 and net loss of ($0.6) million, or ($0.04) per diluted share in the first quarter of fiscal 2012. The reduction in net loss from the comparable year ago quarter was driven by improved operating performance, the benefit from lower interest expense following the Company’s fourth quarter fiscal 2011 debt for equity exchange and a goodwill impairment charge of $60.0 million ($46 million net of tax) in the second quarter of fiscal 2011. The increase in the sequential net loss is primarily a result of approximately $0.3 million of costs associated with the Company’s consideration of a going private transaction as well as approximately $0.3 million of non-cash foreign currency remeasurement losses associated with intercompany balances, only partially offset by improved operating performance. Adjusted EBITDA for the second quarter of fiscal 2012 was $4.1 million as compared to $4.1 million in the comparable quarter a year ago and $3.3 million sequentially.

Commenting on the quarter, Dr. Jeffrey A. Graves, President and CEO said, “Our second quarter results were generally in line with our expectations. As we had indicated when releasing our first quarter results, we expected to see revenues in our second quarter rebound as our core markets in Asia continue to expand and as we headed into the quarter with a stronger backlog for our European business. During the quarter we also made great strides on driving down inventory levels, realizing an over $8 million reduction as we continue to focus on improving our working capital performance. These efforts however, resulted in a negative absorption impact on our bottom line as we adjusted our workforce levels in North America to compensate for continued softness in our Americas Flooded UPS markets.”

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company has provided additional measures of its operating results, net income and earnings per share, which principally exclude certain costs and expenses related to both the Company’s operational and financial restructuring plans. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its historical performance as well as prospects for its future performance.

This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Pursuant to Regulation G, a reconciliation of these non-GAAP financial measures with the comparable financial measures calculated in accordance with GAAP for the three-month periods ended July 31, 2011, July 31, 2010 and April 30, 2011, as well as the six-month periods ended July 31, 2011 and July 31, 2010 follows:

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

ADJUSTED EBITDA RECONCILIATION

(Dollars in thousands)

(UNAUDITED)

	Three months ended July 31,		Three Months Ended April 30,
	2011	2010	2011
Net loss	$(1,129)	$(50,680)	$(625)
Interest expense, net	1,275	4,199	1,231
Income tax provision (benefit)	169	(13,794)	66
Depreciation and amortization	2,719	2,562	2,556
Goodwill impairment	—	59,978	—

EBITDA	3,034	2,265	3,228

Non-cash stock expense	364	310	231
Foreign exchange	342	165	(340)
Environmental charges closed facilities	—	218	110
Temporary labor disruption in Asian facility	—	1,100	—
Going private expenses	341	—	—
Restructuring charges	28	—	97

Adjusted EBITDA	$4,109	$4,058	$3,326

	Six months ended July 31,
	2011	2010
Net loss	$(1,754)	$(56,284)
Interest expense, net	2,506	7,547
Income tax provision (benefit)	235	(13,400)
Depreciation and amortization	5,275	5,176
Goodwill impairment	—	59,978

EBITDA	6,262	3,017

Non-cash stock expense	595	570
Foreign exchange	2	114
Environmental charges closed facilities	110	882
Temporary labor disruption in Asian facility	—	1,100
Going private expenses	341	—
Restructuring charges	125	—

Adjusted EBITDA	$7,435	$5,683

About C&D Technologies:

C&D Technologies, Inc. provides solutions and services for the switchgear and control (utility), telecommunications, and uninterruptible power supply (UPS), as well as emerging markets such as solar power. C&D Technologies engineers, manufactures, sells and services fully integrated reserve power systems for regulating and monitoring power flow and providing backup power in the event of primary power loss until the primary source can be restored. C&D Technologies’ unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition. C&D Technologies is headquartered in Blue Bell, PA. For more information about C&D Technologies, visit http://www.cdtechno.com/.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2011. We caution you not to place undue reliance on these forward-looking statements.

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three months ended July 31,		Six months ended July 31,
	2011	2010	2011	2010
NET SALES	$94,598	$83,835	$182,909	$168,538
COST OF SALES	83,018	72,802	158,525	147,527

GROSS PROFIT	11,580	11,033	24,384	21,011

OPERATING EXPENSES:
Selling, general and administrative expenses	8,813	9,209	19,248	18,431
Research and development expenses	1,570	1,589	3,165	3,377
Goodwill impairment	—	59,978	—	59,978

OPERATING INCOME (LOSS)	1,197	(59,743)	1,971	(60,775)

Interest expense, net	1,275	4,199	2,506	7,547
Other expense, net	812	674	692	1,410

LOSS BEFORE INCOME TAXES	(890)	(64,616)	(1,227)	(69,732)
Income tax provision (benefit)	169	(13,794)	235	(13,400)

NET LOSS	(1,059)	(50,822)	(1,462)	(56,332)
Net income (loss) attributable to noncontrolling interests	70	(142)	292	(48)

NET LOSS ATTRIBUTABLE TO C&D TECHNOLOGIES, INC.	$(1,129)	$(50,680)	$(1,754)	$(56,284)

Loss per share:
Basic and Diluted:	$(0.07)	$(48.91)	$(0.12)	$(54.38)

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except par value)

(UNAUDITED)

	July 31, 2011	January 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$7,480	$3,708
Restricted cash	276	—
Accounts receivable, less allowance for doubtful accounts of $794 and $981	68,905	61,188
Inventories	71,254	80,772
Deferred taxes	256	251
Other current assets	4,177	4,508

Total current assets	152,348	150,427
Property, plant and equipment, net	85,670	86,891
Deferred income taxes	250	249
Intangible and other assets, net	13,024	13,726

TOTAL ASSETS	$251,292	$251,293

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$7,687	$2,596
Accounts payable	34,350	39,477
Accrued liabilities	12,440	13,847
Deferred income taxes	103	97
Deferred revenue	1,362	3,588
Other current liabilities	5,951	5,955

Total current liabilities	61,893	65,560
Deferred income taxes	98	98
Long-term debt	33,798	32,934
Long-term debt - related party	20,000	20,000
Other liabilities	40,449	39,169

Total liabilities	156,238	157,761

Equity:
Common stock, $.01 par value, 25,000,000 shares authorized; 15,306,936 and 15,306,915 shares issued and 15,196,563 and 15,196,542 outstanding at July 31, 2011 and January 31, 2011, respectively	153	153
Additional paid-in capital	202,946	202,350
Treasury stock, at cost, 110,373 shares at July 31, 2011 and January 31, 2011	(39,200)	(39,200)
Accumulated other comprehensive loss	(41,408)	(43,489)
Accumulated deficit	(40,234)	(38,480)

Total stockholders’ equity attributable to C&D Technologies, Inc.	82,257	81,334
Noncontrolling interest	12,797	12,198

Total equity	95,054	93,532

TOTAL LIABILITIES AND EQUITY	$251,292	$251,293

C&D TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(UNAUDITED)

	Six months ended July 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(1,462)	$(56,332)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	596	533
Depreciation and amortization	5,275	5,176
Amortization of debt acquisition and discount costs	273	2,685
Impairment of goodwill	—	59,978
Deferred income taxes	3	(13,479)
Changes in assets and liabilities:
Accounts receivable	(7,019)	231
Inventories	10,054	4,925
Other current assets	393	(21)
Accounts payable	(5,300)	(13,405)
Deferred revenue	(2,258)	1,775
Accrued liabilities	819	(1,144)
Book overdraft	(230)	(401)
Income taxes payable	(101)	30
Other current liabilities	(2,310)	2,518
Other liabilities	2,886	604
Other long-term assets	(20)	19
Other, net	(725)	(717)

Net cash provided by (used in) continuing operating activities	874	(7,025)
Net cash used in discontinued operating activities	—	(7)

Net cash provided by (used in) operating activities	874	(7,032)

Cash flows from investing activities:
Acquisition of property, plant and equipment	(2,521)	(5,083)
(Increase) decrease in restricted cash	(276)	8

Net cash used in investing activities	(2,797)	(5,075)

Cash flows from financing activities:
Borrowings on line of credit facility	34,295	51,232
Repayments on line of credit facility	(32,009)	(55,831)
Repayment of debt	(623)	(97)
Proceeds from new borrowings	4,041	20,022
Proceeds from the issuance of treasury stock	—	14
Financing cost of long term debt	(124)	(2,245)
Purchase of treasury stock	—	(71)

Net cash provided by financing activities	5,580	13,024

Effect of exchange rate changes on cash and cash equivalents	115	33

Increase in cash and cash equivalents	3,772	950
Cash and cash equivalents, beginning of period	3,708	2,700

Cash and cash equivalents, end of period	$7,480	$3,650